Exhibit 10.9

VOTING AGREEMENT

by and among

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.,

FBR TRS HOLDINGS, INC.,

FBR CAPITAL MARKETS CORPORATION,

FOREST HOLDINGS (ERISA) LLC,

and

FOREST HOLDINGS LLC

dated as of

July 20, 2006

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE 2

BOARD COMPOSITION

Section 2.1	Composition of the Board	2
Section 2.2	Composition of Subsidiary Boards	4
Section 2.3	Continuing Committee Representation	4
Section 2.4	Scale-Back of Purchaser Board Representation	4
Section 2.5	Scale-Back of FBR TRS Board Representation	4
Section 2.6	Implementation	5
Section 2.7	Observer Status	5

ARTICLE 3

AFFILIATE TRANSACTIONS

Section 3.1	Affiliate Transactions	6

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties	6

ARTICLE 5

MISCELLANEOUS

Section 5.1	Term	7
Section 5.2	Counterparts	7
Section 5.3	Governing Law	7
Section 5.4	Entire Agreement	7
Section 5.5	Specific Performance	8
Section 5.6	Notices	8
Section 5.7	Assignment, Transfers	9
Section 5.8	Headings	9
Section 5.9	Amendments and Waivers	9
Section 5.10	Interpretation; Absence of Presumption	9

		Page
Section 5.11	Severability	10
Section 5.12	Jurisdiction	10
Section 5.13	Waiver of Jury Trial.	10
Section 5.14	Further Assurances	10
Section 5.15	Recapitalization, Etc.	10
Section 5.16	FBR Group Guarantee	11
Section 5.17	FBR TRS Acknowledgment	11

-ii-

THIS VOTING AGREEMENT (the “Agreement“), dated as of July 20, 2006, is made by and among Friedman, Billings, Ramsey Group, Inc., a Virginia corporation, (“FBR Group“), FBR TRS Holdings, Inc., a Virginia corporation, (“FBR TRS“), FBR Capital Markets Corporation, a Virginia corporation, (“FBR“ or the “Company“), Forest Holdings (ERISA) LLC, a Delaware limited liability company, (“Crestview ERISA“) and Forest Holdings LLC, a Delaware limited liability company, (“Crestview LLC“ and together with Crestview ERISA, “Purchaser“).

RECITALS:

WHEREAS, FBR Group, FBR TRS, FBR and Purchaser entered into a letter agreement on June 22, 2006, as amended on July 14, 2006, setting forth the principal terms and conditions pursuant to which Purchaser would acquire shares of common stock of the Company (“Shares“) concurrently with the 144A private placement of Shares, and be granted options to acquire additional Shares (the “Options“) from the Company, which letter agreement contemplated that the parties thereto would further memorialize their agreements with respect to such transactions in definitive agreements;

WHEREAS, FBR and Purchaser entered into an Investment Agreement, dated as of July 19, 2006, (the “Investment Agreement“) setting forth, inter alia, the terms and conditions pursuant to which Purchaser is acquiring the Shares from the Company and is being granted the Options;

WHEREAS, following consummation of the transactions contemplated by the Investment Agreement, Purchaser will own a significant percentage of the equity interests in the Company; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain voting rights of the parties hereto in accordance with Section 13.1-671 of the Virginia Stock Corporation Act.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms not defined herein shall have their respective meanings specified in the Investment Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“Cause“ shall mean the Director’s commission of a felony or any other crime involving moral turpitude or of a material dishonest act or fraud against the Company or any of its Affiliates, or any act or omission by the Director that is the result of misconduct or bad faith and that is, or may reasonably be expected to be, materially injurious to the Company or any of its Affiliates.

“Director“ shall mean a member of the Board.

“FBR TRS Designees“ shall have the meaning specified in Section 2.1.

“Independent Directors“ shall have the meaning specified in Section 2.1.

“Original Shares“ shall mean the number of Shares acquired by Purchaser with the Invested Capital (including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization).

“Purchaser Designees“ shall have the meaning specified in Section 2.1.

“Reorganization“ shall mean any reorganization, recapitalization, stock dividend, stock split or any similar change in the capital structure of the Company.

ARTICLE 2

BOARD COMPOSITION

Section 2.1 Composition of the Board. Each of the parties to this Agreement agrees that it and its Affiliates which it controls will vote all of the Shares under its control to cause the Board, effective from and after the Closing, to have the following size and composition:

(a)	Initial Board. (i) The Board will initially consist of nine Directors, who shall be nominated as follows:

(A)	one Director shall be designated for election or appointment, as applicable, by Crestview ERISA and one Director shall be designated for election or appointment, as applicable, by Crestview LLC (collectively, the “Purchaser Designees“);

(B)	three Directors shall be designated for election or appointment, as applicable, by FBR TRS (the “FBR TRS Designees“); and

(C)	four Directors who shall be independent within the meaning of the rules promulgated by the SEC and the exchange(s) on which the Shares are listed (the “Independent Directors“) shall be designated for election or appointment, as applicable, by FBR TRS who shall be reasonably acceptable to Purchaser.

(ii)	The Purchaser Designees and FBR TRS Designees will be elected or appointed, as applicable, and seated as Directors no later than the Closing, and the Independent Directors shall be designated for appointment, and shall be appointed, to fill the four vacancies existing on the Board immediately following the Closing as promptly as reasonably practicable thereafter (it being understood that it may take some time following the Closing until all of the Independent Directors are identified).

(b) Removal and Replacement of Directors. Directors may be removed from office and replaced as follows (it being understood that the following shall be effected in a manner that is not in violation of the Virginia Stock Corporation Act or the Articles of Incorporation or Bylaws of the Company regarding removal of directors. That is, removal of any director shall be subject to the approval of the holders of a majority of the outstanding shares of common stock of the Company):

(i)	Any party hereto may designate any or all of its own designees for removal from the Board and may designate a nominee for appointment to the Board to fill any vacancy resulting from any such removal.

(ii)	For so long as Purchaser has the right to designate one Director nominee for election or appointment, as applicable, to the Board pursuant to this Article 2, FBR TRS may not take any action to cause the removal of a Purchaser Designee except for Cause and in that event the relevant Purchaser entity may nominate a replacement for the Director so removed.

(iii)	FBR TRS shall have the right to designate for removal any or all of the Independent Directors at any time and shall have the right to designate an Independent Director nominee to fill the vacancy resulting from any such removal; provided that FBR TRS shall consult Purchaser with respect to the selection of a replacement for any such Independent Director.

(iv)	For so long as Purchaser has the right to designate one Director nominee for election or appointment, as applicable, to the Board pursuant to this Article 2, in the event of a vacancy created by the departure (for any reason, including death, disability, retirement, resignation or removal (with or without cause)) of an Independent Director, FBR TRS shall have the right to designate a replacement Independent Director who shall be reasonably acceptable to Purchaser for appointment to fill the vacancy resulting from such departure; provided that if FBR TRS and Purchaser are unable to agree on the replacement Independent Director (x) FBR TRS shall have the right to designate the replacement Independent Director for appointment to fill the vacancy resulting from such departure to serve until such time as FBR TRS and Purchaser can agree on a permanent replacement and (y) if FBR TRS and Purchaser are unable to agree on a permanent replacement Independent Director within 45 days after the creation of such vacancy, the remaining permanent Independent Directors, if any, shall have the right to designate the permanent replacement Independent Director for appointment to fill the vacancy resulting from such departure after consultation with both FBR TRS and Purchaser.

Section 2.2 Composition of Subsidiary Boards. Each of the parties to this Agreement agrees that, for so long as Purchaser has the right to designate one Director nominee for election or appointment, as applicable, to the Board pursuant to this Article 2, Purchaser shall have the right to designate one of the Purchaser Designees (or another representative reasonably acceptable to FBR TRS) for election or appointment, as applicable, to the board of directors of each Subsidiary of the Company other than the direct and indirect Subsidiaries of the Company that are registered investment advisers; provided that to the extent that applicable Law does not permit such Purchaser Designee (or other representative reasonably acceptable to FBR TRS) to serve as a member of any such Subsidiary board of directors, such Purchaser Designee shall be entitled to observer status on such board of directors. The Company hereby agrees to take such action (and to cause its officers and Subsidiaries to take such action), including but not limited to voting its shares of capital stock in each of its Subsidiaries, as shall be necessary in order to carry out the intents and purposes of this Section 2.2.

Section 2.3 Continuing Committee Representation. Each of the parties to this Agreement agrees that, for so long as Purchaser has the right to designate one Director nominee for election or appointment, as applicable, to the Board pursuant to this Article 2, each Committee of the Board, to the extent permitted by applicable Law (including the rules of the exchange on which the Shares are listed), shall have as a member at least one Purchaser Designee and one FBR TRS Designee; provided that to the extent such applicable Law does not permit such designee(s) to be full members of such Committees, such designee(s) shall be entitled to observer status on such Committees.

Section 2.4 Scale-Back of Purchaser Board Representation. Each of the parties to this Agreement agrees that:

(a) From the time that (1) Purchaser and its Affiliates who become parties to this Agreement cease to own at least 66 2/3% of the Original Shares, Crestview LLC shall no longer be entitled to designate a nominee for election or appointment to the Board and (2) Purchaser and its Affiliates who become parties to this Agreement cease to own at least 33 1/3% of the number of Original Shares, Crestview ERISA shall no longer be entitled to designate a nominee for election or appointment to the Board, and upon either of the foregoing, the applicable Purchaser Designee shall be replaced by an additional Independent Director nominee designated for election or appointment to the Board by FBR TRS who shall be, in the case of clause (1) above only, reasonably acceptable to Purchaser.

(b) From and after such time as Purchaser and its Affiliates cease to own at least 66 2/3% of the Original Shares, Purchaser shall have no further approval rights with respect to Independent Directors.

Section 2.5 Scale-Back of FBR TRS Board Representation. Each of the parties to this Agreement agrees that:

(a) If FBR TRS sells, transfers or otherwise disposes of greater than 50% of its Shares (measured as of the Closing but including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization), FBR TRS shall no longer have the rights described in Section 2.1 above to select nominees for election or appointment to the Board as Independent Directors.

(b) FBR TRS shall retain the right to designate for election or appointment to the Board the three FBR TRS Designees unless both (i) FBR TRS sells, transfers or otherwise disposes of greater than 50% of its Shares (measured as of the Closing but including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization) and (ii) none of Eric F. Billings, Richard J. Hendrix or J. Rock Tonkel, Jr. remains with the Company in a senior executive position.

Section 2.6 Implementation.

(a) Each of the parties to this Agreement agrees that it shall (and shall cause its Affiliates to) cooperate in facilitating any action described in or required by this Agreement, including by voting all of the Shares under its control in support of such action. Without limiting the generality of the foregoing, each of the parties to this Agreement agrees that it shall (and shall cause its Affiliates to) vote its Shares or execute consents, as the case may be, and take all other necessary action (including nominating such designees and calling an annual or special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Article 2 and otherwise to give effect to the provisions of this Article 2. Each party shall vote its Shares, and shall take all other actions necessary, to ensure that the Articles of Incorporation and Bylaws of the Company facilitate and do not at any time conflict with any provision of this Agreement; provided that no action shall be required to be taken that is, and no amendment to the Articles of Incorporation or Bylaws shall be adopted that is, inconsistent with any provision in the Virginia Stock Corporation Act.

(b) The Company agrees that it will (and will cause its officers and its Subsidiaries to) take all such action as shall be necessary (including by voting all shares of capital stock or other equity interests that it holds in each of its Subsidiaries, either in a meeting or in an action by written consent) to ensure that the articles of incorporation and bylaws or other applicable governing documents of each of its Subsidiaries are consistent with, and do not conflict with, any provision of this Agreement and that the boards of directors, general partners, managing members or other applicable governing body or persons for each such Subsidiary shall act in accordance with the provisions of this Agreement and that each Subsidiary board of directors or other applicable governing body is as set forth in Article 2; provided that no action shall be required that is, and no amendment to the articles of incorporation, bylaws or other similar organizational documents shall be adopted that is, inconsistent with any provision in the Virginia Stock Corporation Act.

Section 2.7 Observer Status. Each of the parties to this Agreement agrees that, during the periods described below in this Section 2.7, to the extent not inconsistent with the requirements of the Virginia Stock Corporation Act and to the extent otherwise as permitted by Law, Crestview ERISA shall have the right to appoint one representative (the “Representative”) to attend each meeting of the Board as a non-voting observer, whether such meeting is conducted in person or by teleconference. The Representative shall have the right to present matters for consideration by the Board and to speak on matters presented by others. The Company shall cause the Representative to be provided with all communications and materials that are provided by the Company or its consultant to the members of the Board generally, at the same time and in the same manner that such communications and materials are provided to such members, including all notices, board packages, reports, presentations, minutes and consents. The Representative shall be entitled to meet and consult with the senior executive management team of the Company on a quarterly basis to discuss the quarterly and annual business plans of the Company and its Subsidiaries and to review the progress of the Company and its Subsidiaries in achieving their plans. In addition, upon request to the Chief Executive Officer of the Company, the members of the senior executive management team of the Company shall make themselves available during normal business hours to meet with the Representative on an interim basis, as the Representative may reasonably request from time to time. Upon reasonable request by the Representative to the Chief Executive Officer of the Company, the Representative shall be entitled, at the Representative’s cost and expense, to inspect the books and records and the facilities of the Company and its Subsidiaries during normal business hours and to request and receive reasonable information regarding the financial condition and operations of the Company and its Subsidiaries. The right of Crestview ERISA to appoint a Representative, and the rights of that Representative described above, shall exist (i) solely during the periods, if any, in which Crestview ERISA does not have the right to designate any member for nomination for election to the Board or no person designated for nomination by Purchaser under Article 2 is serving as a member of the Board and (ii) solely for so long Crestview ERISA is intended to qualify (and only as reasonably required for Crestview to qualify) as a “venture capital operating company” under U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101. Notwithstanding the foregoing, (1) the Company shall be permitted to exclude a Representative from meetings and from receiving certain information if, based on the advice of counsel, such exclusion is necessary or advisable to protect the attorney-client or any other legal privilege, and (2) such Representative shall be subject to Sections 5.06 and 5.07 of the Investment Agreement.

ARTICLE 3

AFFILIATE TRANSACTIONS

Section 3.1 Affiliate Transactions. Each of the parties to this Agreement agrees that any transaction, agreement or arrangement (including amendments, waivers or terminations of agreements or arrangements) between the Company or any of its Subsidiaries, on the one hand, and FBR Group and its Affiliates (excluding the Company and its Subsidiaries but including FBR TRS), on the other hand, shall be subject to approval by a majority of the Board other than the FBR TRS Designees (that is, by a majority of the Purchaser Designees and the Independent Directors).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. Each of FBR Group, FBR TRS and the Company, on the one hand, and Crestview ERISA and Crestview LLC, on the other hand, represents and warrants to the other that:

(a) it is an entity duly organized and validly existing and in good standing under the laws of the its jurisdiction of formation, with requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby;

(b) the execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not conflict with, or result in any breach of or constitute a default under, (i) any provision of its certificate of incorporation or formation or bylaws, or equivalent constitutive documents, (ii) any provision of any contract or other agreement or instrument to which it is a party or by which it or its properties are bound, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order applicable to it, except in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or would not reasonably be expected to have a material adverse effect on it or on its ability to perform its obligations under this Agreement; and

(c) this Agreement has been duly authorized, executed and delivered by it and is enforceable against it in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Term. The rights and obligations specified in this Agreement shall expire (unless earlier expired or terminated in accordance with the terms hereof) at such time as Purchaser and its Affiliates who are parties to this Agreement cease to own at least one percent (1%) of the Original Shares.

Section 5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each other party hereto. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

Section 5.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 5.4 Entire Agreement. This Agreement, together with the Investment Agreement and the other agreements contemplated thereby, contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties hereto other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and assigns) any rights or remedies hereunder.

Section 5.5. Specific Performance. The parties hereto acknowledge and agree that a breach or threatened breach, of any agreement contained herein, including, without limitation, those contained in Article 2, will cause irreparable damage, and the other parties hereto will have no adequate remedy at law or in equity. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief.

Section 5.6 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party hereto when delivered by hand, by messenger, or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below. Notices to FBR Group, FBR TRS, and FBR shall be addressed to such party in care of:

Friedman, Billings, Ramsey Group, Inc.

1001 Nineteenth Street North

Arlington, VA 22209

Attention: William J. Ginivan, Esq.

Telecopy Number: (703) 469-1140

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street, 30th Floor

New York, NY 10019-6150

Attention: Trevor S. Norwitz, Esq.

Telecopy Number: (212) 403-2333

or at such other address and to the attention of such other Person as FBR Group, FBR TRS, or FBR may designate by written notice to Purchaser. Notices to Purchaser shall be addressed to:

Forest Holdings LLC

Forest Holdings (ERISA) LLC

c/o Crestview Capital Partners, L.P.

667 Madison Avenue

New York, NY 10021

Attention: Jacob Capps

Telecopy Number: (212) 906-0750

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Carole Schiffman, Esq.

Telecopy Number: (212) 450-3800

or at such other address and to the attention of such other Person as Purchaser may designate by written notice to FBR Group, FBR TRS, and FBR.

Section 5.7 Assignment; Transfers.

(a) Assignment. Subject to the immediately following sentence, the rights of each party specified herein are personal to such party and will not pass to any acquiror of such party’s Shares; provided that nothing herein shall prevent FBR TRS or its Affiliates from Transferring or causing any Affiliate to Transfer any of its Shares or, subject to the immediately following sentence and Section 5.7(b) below, impose any obligations or restrictions on any acquiror of such Shares. If any party hereto other than the Company (or any of their respective permitted assignees) transfers Shares to any of their Affiliates (which Transfers shall be expressly permitted hereunder, subject to compliance with the remainder of this sentence), such Affiliates shall become bound by all the provisions of this Agreement pursuant to an agreement reasonably satisfactory to such other parties hereto. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any right, remedy obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto.

(b) Transfers by FBR TRS. In the event FBR TRS sells or otherwise transfers Shares representing at least a 10% interest in the Company to any Person or group of Persons, FBR TRS will require such Person or group to be bound by the obligations of FBR TRS set forth in Article 2 of this Agreement to vote for and otherwise support the provisions of Article 2 for the benefit of Purchaser.

Section 5.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 5.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

Section 5.10 Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.11 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

Section 5.12 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.6 shall be deemed effective service of process on such party.

Section 5.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.14 Further Assurances. The parties hereto agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

Section 5.15 Recapitalization, Etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any Reorganization, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

Section 5.16 FBR Group Guarantee. FBR Group hereby guarantees to the Purchaser the prompt and full discharge by FBR TRS of all of FBR TRS’ covenants, agreements and obligations under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by FBR TRS hereunder, when and as the same shall become due and payable in accordance with the terms hereof.

Section 5.17 FBR TRS Acknowledgment. FBR TRS hereby acknowledges Section 5.07 of the Investment Agreement and agrees to waive any breach of fiduciary duty owed by the Purchaser or any of its Affiliates (including their respective designees serving on the Board or the boards of directors of the Company’s Subsidiaries) to the extent (and subject to the obligations of the Purchaser) set forth in such Section 5.07.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

Forest Holdings LLC

By:	Crestview Capital Partners, L.P., as Member

	By:	Crestview Partners, L.P., its General Partner

	By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President

Forest Holdings (ERISA) LLC

By:	Crestview Capital Partners (ERISA), L.P., as Member

	By:	Crestview Partners, L.P., its General
Partner

	By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President

Friedman Billings Ramsey Group, Inc.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP and Chief Legal Officer

FBR TRS Holdings, Inc.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	General Counsel

FBR Capital Markets Corporation

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP, General Counsel and Secretary

[SIGNATURE PAGE TO VOTING AGREEMENT]